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                                                                      EXHIBIT 12

                     THE UNION LIGHT, HEAT AND POWER COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                          THREE MONTHS
                                              ENDED                            12 MONTHS ENDED DECEMBER 31
                                            MARCH 31,     ------------------------------------------------------------------
                                               1999           1998         1997          1996         1995         1994
                                               -----          ----         ----          ----         ----         ----
                                           (UNAUDITED)                       (THOUSANDS, EXCEPT RATIOS)
Earnings Available
  Income Before Interest Charges              $8,106      $18,154         $17,685      $19,257      $19,863      $16,760
  Allowance For Borrowed Funds Used
       During Construction - Credit               29          621             151           58          198          183
  Income Taxes                                 4,749        7,774           8,486       10,186        7,931        5,286
      Interest Component of Rents (a)            262        1,048             315        1,511        1,920        1,851
                                         ------------------------------------------------------------------------------------
         Total Available                     $13,146      $27,597         $26,637      $31,012      $29,912      $24,080
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------

Fixed Charges
  Interest Charges                            $1,592       $5,225          $4,919       $4,719       $7,889       $8,556
  Interest Component of Rents (a)                262        1,048             315        1,511        1,920        1,851
                                         ------------------------------------------------------------------------------------
      Total Fixed Charges                     $1,854       $6,273          $5,234       $6,230       $9,809      $10,407
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------

Ratio of Earnings to Fixed Charges              7.09         4.40            5.09         4.98         3.05         2.31
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
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(a) Estimated interest component of rentals (1/3 of rentals was used where no readily defined interest